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                                    EXHIBIT 1

                               KANE KESSLER, P.C.

                           1350 Avenue of the Americas
                            New York, New York 10017

                              As of January 2, 1997

New York Life Insurance Company
51 Madison Avenue - Room 206
New York, New York  10010
Attention:  Lisa A. Scuderi,
Assistant Vice President.

                              Re: The Beard Company

Gentlemen:

                              This letter will confirm the agreement reached
between New York Life Insurance Company ("NYL") and New York Life Insurance and Annuity Corporation ("NYLAC") (sometimes collectively the "Sellers") and Mr. Warren B. Kanders ("Kanders") through his representative, Mr. Steven Gerbsman, with respect to the purchase by Kanders, either directly or through a company to be formed, and the purchasers set forth on Exhibit I hereto (collectively, the "Purchasers") of that number of shares set forth opposite each Purchaser's name on Exhibit I of in an aggregate amount of 45,077.93 shares of preferred stock ("Preferred Stock") of The Beard Company ("Beard") and 331,542 shares of common stock ("Common Stock") of Beard owned collectively by Sellers (collectively, the "Stock").

                              On the Closing Date (as hereinafter defined),
Purchasers shall purchase from Sellers and Sellers shall sell to Purchasers, the Stock free and clear of all liens, claims, encumbrances, security interests and rights of third parties, except as set forth in Beard's Certificate of Incorporation, as amended, through April 24, 1996 and that certain Settlement Agreement with various parties, including Sellers, dated April 13, 1995, and Sellers shall convey good and

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marketable title thereto to Purchasers for the purchase price and subject to the terms and conditions set forth herein.

                              The aggregate purchase price for the Stock is
$943,044.30. The purchase price for the Stock shall be paid at Closing by wire transfer of immediately available funds payable to the order or account of Sellers in equal shares.

                              Purchasers' obligations to purchase the Stock is

subject to and conditional upon (x) Sellers delivering at Closing certificates evidencing the Stock, together with stock powers duly executed by an authorized officer of Sellers, with medallion signature guarantees, and all necessary transfer stamps affixed, free and clear of all legends and restrictions under the various Federal and state securities laws or otherwise; and (y) the contemporaneous closing of the sale by MD Co. of 2,651 shares of Beard Preferred Stock and 19,502 shares of Beard Common Stock to Purchasers.

                              Sellers represent and warrant to Purchasers that:

                              (a)
                  this letter agreement and the transactions contemplated hereby have been duly authorized by all corporate or other actions necessary to have been taken by Sellers and all necessary consents and approvals thereto have been obtained; and

                              (b)
                  this letter agreement and the transactions contemplated hereby do not violate (x) any agreement, lease, indenture or other instrument or understanding to which either Seller is a party or to which its Stock is subject or (y) any law, rule, regulation, judgment or order to which Sellers or the Stock are subject.

                              The closing ("Closing") shall occur
contemporaneously with the execution of this letter agreement by all parties hereto and the satisfaction of the conditions to Closing set forth above ("Closing Date").

                              Seller shall, without further consideration,
execute and deliver to Purchasers such other documents and take such other actions as Purchasers may reasonably request to carry out the transactions contemplated by this Agreement and to vest more fully the Stock and the certificates representing the Stock in the name of Purchasers. In furtherance of the preceding sentence, Seller shall deliver or cause the delivery to Beard and/or its transfer agent of any and all certificates, resolutions, direction letters and other

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documentation which may be required by such transfer agent or Beard in order to issue unlegended certificates representing the Stock in the name of Purchasers.

                              If this letter accurately reflects your mutual
understanding and agreement, kindly sign in the space provided and return it to the undersigned.

                              Should you have any questions or comments, please
call me immediately upon receipt of this letter.


                                                         Very truly yours,



JST:mi                                                   /S/ Jeffrey S. Tullman

ACCEPTED and AGREED:

New York Life Insurance Company:

By: /S/ Lisa Scuderi
--------------------------------



New York Life Insurance and
Annuity Corporation:

By: /S/ Kathleen Haberkern
--------------------------------



/S/ Warren B. Kanders
--------------------------------
Warren B. Kanders, individually
and on behalf of the Purchasers
set forth on Exhibit I.


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                                    EXHIBIT I

                                            Number of                  Number of                 Aggregate
                                            Shares of                  Shares of                 Purchase
Purchaser                                   Preferred                  Common Stock              Price
---------                                   ---------                  ------------              ----------

Warren B. Kanders                           22,538                     154,772                   191,044.30

Mercury Bank (Geneva)                        9,016                      66,308                   300,000.00

Burtt R. Ehrlich                             9,016                      66,308                   300,000.00

Kurt Buttenhoff                              4,508                      33,154                   150,000.00

Steven Gerbsman                               ---                       11,000                     2,000.00
                                            -------                    -------                   ----------

Total                                       45,078                     331,542                   943,044.30